EXHIBIT 99.2

PROMISSORY NOTE

$7,501,310.00                                                 September 23, 2004

      FOR VALUE RECEIVED, PUBLICARD, INC. ("Company"), hereby promises to pay to the order of the PENSION BENEFIT GUARANTY CORPORATION ("PBGC"), the principal sum of SEVEN MILLION FIVE HUNDRED ONE THOUSAND THREE HUNDRED TEN DOLLARS ($7,501,310.00) ("Principal") on or before September 23, 2011 in accordance with the payment terms set forth below.

      The Principal shall be paid as follows: The first payment hereunder shall be equal to One Million Dollars ($1,000,000) and shall be due to the PBGC no later than thirty (30) days after Company has received a total of Four Million Dollars ($4,000,000.00) in Net Recoveries (as hereinafter defined). Thereafter, on each anniversary of the first payment, Company shall pay PBGC an amount equal to twenty-five percent (25%) of the Net Recoveries in excess of Four Million Dollars ($4,000,000.00) less the sum of all prior payments made pursuant to this sentence in prior years.

      For purposes of this note, "Net Recoveries" shall mean: the net cash proceeds received by Company with respect to transactions that are consummated on or after March 31, 2003, from, in each case, (a) the sales and dispositions of (i) Company's ownership interests in Infineer Ltd. and TecSec, Incorporated,
(ii) Company's real property located in Gretna, Louisiana, and (iii) any other real or personal property assets; and (b) any recoveries from settlements, buyouts or assignments of claims from Company's insurance program.

      This note evidences the indebtedness incurred under the Settlement Agreement, dated as of September 23, 2004, between Company and PBGC ("Settlement Agreement") and the payment hereof is secured as provided in the Security Agreement, dated as of even date hereof.

      Principal is payable in lawful money of the United States and in cash at the offices of the PBGC, or at such other place as the PBGC shall designate in writing to Company. No interest shall accrue or be payable under this Note.

      Company may, at its option, prepay this Note, in whole at any time or in part from time to time, without penalty or premium.

      The maturity hereof may be accelerated by the holder hereof following the occurrence of any Event of Default set forth in the Settlement Agreement, to which reference is made for the terms and conditions of such right as to acceleration.

                                       PUBLICARD INC.

                                       By: /s/ Antonio L. DeLise
                                           -------------------------------------
                                               Name: Antonio L. DeLise
                                               Title: President